NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 5, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 10, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Stone Energy Corporation and Talos Energy Inc. became effective before market open on May 10, 2018. Each Warrant to purchase common stock (expiring February 28, 2021) of Stone Energy Corporation was converted into Warrants to purchase common stock (expiring February 28, 2021) of Talos Energy Inc. This Form 25 is being filed solely in connection with the discontinuation of trading on the NYSE American of the Stone Energy Corporation Warrants and does not affect the continued listing on the NYSE American of the Talos Energy Inc. Warrants. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 10, 2018.